                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  Polycom, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   73172K104
--------------------------------------------------------------------------------
                                   (CUSIP NO.)


                                 January 2, 1998
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [ ]  Rule 13d-1 (b)
                [X]  Rule 13d-1 (c)
                [ ]  Rule 13d-1 (d)

-------------------                                           ------------------
CUSIP NO. 73172K104                    13G                    PAGE 2 OF 16 PAGES
-------------------                                           ------------------

================================================================================
1.          NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Brentwood Associates V, L.P.
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY


--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES               1,012,846  shares common stock
    BENEFICIALLY       ---------------------------------------------------------
      OWNED BY         6.   SHARED VOTING POWER
       EACH                 N/A
     REPORTING         ---------------------------------------------------------
      PERSON           7.   SOLE DISPOSITIVE POWER
       WITH                 1,012,846  shares common stock
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
                            N/A
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,012,846  shares common stock
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES(1)                                             [ ]

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.3%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*

            PN
================================================================================

---------------
(1)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                    13G                    PAGE 3 OF 16 PAGES
-------------------                                           ------------------

================================================================================
1.          NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Brentwood V Ventures, L.P.
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY


--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES               1,012,846  shares common stock
    BENEFICIALLY       ---------------------------------------------------------
      OWNED BY         6.   SHARED VOTING POWER
       EACH                 N/A
     REPORTING         ---------------------------------------------------------
      PERSON           7.   SOLE DISPOSITIVE POWER
       WITH                 1,012,846  shares common stock
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
                            N/A
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,012,846  shares common stock
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES(2)                                             [ ]

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.3%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*

            PN
================================================================================

---------------
(2)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                    13G                    PAGE 4 OF 16 PAGES
-------------------                                           ------------------

================================================================================
1.          NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Brentwood Associates VII, L.P.
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY


--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES               2,533,083 shares common stock
    BENEFICIALLY       ---------------------------------------------------------
      OWNED BY         6.   SHARED VOTING POWER
       EACH                 N/A
     REPORTING         ---------------------------------------------------------
      PERSON           7.   SOLE DISPOSITIVE POWER
       WITH                 2,533,083 shares common stock
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
                            N/A
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,533,083  shares common stock
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES(3)                                             [ ]

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            13.2%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*

            PN
================================================================================

---------------
(3)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                    13G                    PAGE 5 OF 16 PAGES
-------------------                                           ------------------

================================================================================
1.          NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Brentwood VII VENTURES, L.P.
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY


--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES               2,626,298 shares common stock
    BENEFICIALLY       ---------------------------------------------------------
      OWNED BY         6.   SHARED VOTING POWER
       EACH                 N/A
     REPORTING         ---------------------------------------------------------
      PERSON           7.   SOLE DISPOSITIVE POWER
       WITH                 2,626,298 shares common stock
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
                            N/A
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,626,298 shares common stock
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES(4)                                             [ ]

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            13.7%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*

            PN
================================================================================

---------------
(4)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                    13G                    PAGE 6 OF 16 PAGES
-------------------                                           ------------------

================================================================================
1.          NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jeffrey D. Brody
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY


--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES               N/A
    BENEFICIALLY       ---------------------------------------------------------
      OWNED BY         6.   SHARED VOTING POWER
       EACH                 2,626,298 shares common stock
     REPORTING         ---------------------------------------------------------
      PERSON           7.   SOLE DISPOSITIVE POWER
       WITH                 N/A
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
                            2,626,298 shares common stock
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,626,298 shares common stock
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES(5)                                             [ ]

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            13.7%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*

            IN
================================================================================

---------------
(5)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                    13G                    PAGE 7 OF 16 PAGES
-------------------                                           ------------------

================================================================================
1.          NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David W. Chonette
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY


--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES               N/A
    BENEFICIALLY       ---------------------------------------------------------
      OWNED BY         6.   SHARED VOTING POWER
       EACH                 3,639,144 shares of common stock
     REPORTING         ---------------------------------------------------------
      PERSON           7.   SOLE DISPOSITIVE POWER
       WITH                 N/A
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
                            3,639,144 shares of common stock
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,639,144 shares common stock
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES(6)                                             [ ]

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            19.0%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*

            IN
================================================================================

---------------
(6)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                    13G                    PAGE 8 OF 16 PAGES
-------------------                                           ------------------

================================================================================
1.          NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Roger C. Davisson
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY


--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES               N/A
    BENEFICIALLY       ---------------------------------------------------------
      OWNED BY         6.   SHARED VOTING POWER
       EACH                 1,012,846 shares common stock
     REPORTING         ---------------------------------------------------------
      PERSON           7.   SOLE DISPOSITIVE POWER
       WITH                 N/A
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
                            1,012,846 shares common stock
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,012,846 shares common stock
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES(7)                                             [ ]

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.3%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*

            IN
================================================================================

---------------
(7)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 73172K104                    13G                    PAGE 9 OF 16 PAGES
-------------------                                           ------------------

================================================================================
1.          NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Ross A. Jaffe
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY


--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES               N/A
    BENEFICIALLY       ---------------------------------------------------------
      OWNED BY         6.   SHARED VOTING POWER
       EACH                 2,626,298 shares common stock
     REPORTING         ---------------------------------------------------------
      PERSON           7.   SOLE DISPOSITIVE POWER
       WITH                 N/A
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
                            2,626,298 shares common stock
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,626,298 shares common stock
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES(8)                                             [ ]

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            13.7%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*

            IN
================================================================================

---------------
(8)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 73172K104                    13G                   PAGE 10 OF 16 PAGES
-------------------                                          -------------------

================================================================================
1.          NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            G. Bradford Jones
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY


--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES               N/A
    BENEFICIALLY       ---------------------------------------------------------
      OWNED BY         6.   SHARED VOTING POWER
       EACH                 3,639,144 shares of common stock
     REPORTING         ---------------------------------------------------------
      PERSON           7.   SOLE DISPOSITIVE POWER
       WITH                 N/A
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
                            3,639,144 shares common stock
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,639,144 shares common stock
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES(9)                                             [ ]

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            19.0%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*

            IN
================================================================================

---------------
(9)  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 73172K104                    13G                   PAGE 11 OF 16 PAGES
-------------------                                          -------------------

================================================================================
1.          NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            John L. Walecka
--------------------------------------------------------------------------------
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY


--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES               N/A
    BENEFICIALLY       ---------------------------------------------------------
      OWNED BY         6.   SHARED VOTING POWER
       EACH                 3,639,144 shares common stock
     REPORTING         ---------------------------------------------------------
      PERSON           7.   SOLE DISPOSITIVE POWER
       WITH                 N/A
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER
                            3,639,144 shares common stock
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,639,144 shares common stock
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES(10)                                            [ ]

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            19.0%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*

            IN
================================================================================

---------------
(10)  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)      NAME OF ISSUER:

               Polycom, Inc.
               -----------------------------------------------------------------

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2584 Junction Avenue, San Jose, CA  95134
               -----------------------------------------------------------------

ITEM 2(A)      NAME OF PERSON FILING:

               Brentwood Associates V, L.P.
               Brentwood V Ventures, L.P.
               Brentwood Associates VII, L.P.
               Brentwood VII Ventures, L.P.
               Jeffrey D. Brody
               David W. Chonette
               Roger C. Davisson
               Ross A. Jaffe
               G. Bradford Jones
               John L. Walecka

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA  90025
               -----------------------------------------------------------------

ITEM 2(C)      CITIZENSHIP:

               Please see Row 4 of cover pages.
               -----------------------------------------------------------------

ITEM 2(D)      TITLE OF CLASS OF SECURITIES:

               Common Stock
               -----------------------------------------------------------------

ITEM 2(E)      CUSIP NUMBER:

               73172K104
               -----------------------------------------------------------------

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a) |_| Broker or dealer registered under Section 15 of the Act.

               (b) |_| Bank as defined in Section 3(a)(6) of the Act.

               (c) |_| Insurance Company as defined in Section 3(a)(19) of the
                       Act.

               (d) |_| Investment Company registered under Section 8 of the
                       Investment Company Act of 1940.

               (e) |_| An investment adviser in accordance with Section
                       240.13d-1(b)(1)(ii)(E);

               (f) |_| An employee benefit plan or endowment fund in
                       accordance with Section 240.13d- 1(b)(1)ii)(F).

               (g) |_| A parent holding company or control person, in
                       accordance with Section 240.13d-1(b)(1)(ii)(G);

               (h) |_| A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) |_| A church plan that is excluded from the
                       definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

               (j) |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Section 240.13d-1(c), check this box. [X]


ITEM 4         OWNERSHIP:

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issues identified in Item 1.

               Please see Rows 5-11 on cover pages.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               The general partner of Brentwood Associates V, L.P. is Brentwood V Ventures, L.P., a Delaware limited partnership ("Brentwood V Ventures"). The general partners of Brentwood V Ventures are David W. Chonette, Roger C. Davisson, G. Bradford Jones, and John
               L. Walecka, each of whom may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Associates V, L.P.

               The general partner of Brentwood Associates VII, L.P. is Brentwood VII Ventures, L.P., a Delaware limited partnership ("Brentwood VII Ventures"). The general partners of Brentwood VII Ventures are Jeffrey D. Brody, David W. Chonette, Ross A. Jaffe,
               G. Bradford Jones, and John L. Walecka, each of whom may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Associates VII, L.P.

               The general partner of Brentwood Affiliates Fund, L.P. is Brentwood VII Ventures, L.P., a Delaware limited partnership ("Brentwood VII Ventures"). The general partners of Brentwood VII Ventures are Jeffrey D. Brody, David W. Chonette, Ross A. Jaffe,
               G. Bradford Jones, and John L. Walecka, each of whom may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Affiliates Fund, L.P.

               Information contained in this Schedule 13G is provided solely for the purpose of complying with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Each of the reporting persons disclaims beneficial ownership of the securities described herein for any other purpose.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               N/A

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               If a group has filed this schedule pursuant to Section 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identify of each member of the group.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

ITEM 10        CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE:     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


DATE:          March 10, 1998


                                           BRENTWOOD ASSOCIATES V, L.P.
                                           a Delaware limited partnership

                                           By:    Brentwood V Ventures, L.P.
                                                  a Delaware limited partnership
                                                  Its: General Partner


                                                  By: /s/ G. Bradford Jones
                                                      --------------------------
                                                          G. Bradford Jones
                                                          General Partner


                                           BRENTWOOD V VENTURES, L.P.
                                           a Delaware limited partnership


                                           By: /s/ G. Bradford Jones
                                               ---------------------------------
                                                   G. Bradford Jones
                                                   General Partner


                                           BRENTWOOD ASSOCIATES VII, L.P.
                                           a Delaware limited partnership

                                           By: Brentwood VII Ventures, L.P.
                                               a Delaware limited partnership
                                               Its: General Partner


                                               By: /s/ G. Bradford Jones
                                                   -----------------------------
                                                       G. Bradford Jones
                                                       General Partner


                                           BRENTWOOD VII VENTURES, L.P.
                                           a Delaware limited partnership


                                           By: /s/ G. Bradford Jones
                                               ---------------------------------
                                                   G. Bradford Jones
                                                   General Partner

                                                             *
                                                   -----------------------------
                                                   Jeffrey D. Brody



                                                   /s/ G. Bradford Jones
                                                   -----------------------------
                                                   G. Bradford Jones



                                                          *
                                                   -----------------------------
                                                   David W. Chonette



                                                          *
                                                   -----------------------------
                                                   Roger C. Davisson



                                                          *
                                                   -----------------------------
                                                   Ross A. Jaffe



                                                          *
                                                   -----------------------------
                                                   John L. Walecka



                                                   /s/ G. Bradford Jones
                                                   -----------------------------
                                                   * By: G. Bradford Jones,
                                                     attorney in fact

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

         Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly on behalf of each of them pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended.

Dated:  March 10, 1998


SIGNATURE:  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


DATE:       March 10, 1998


                                              BRENTWOOD ASSOCIATES V, L.P.
                                              a Delaware limited partnership

                                              By: /s/ Brentwood V Ventures, L.P.
                                                  a Delaware limited partnership
                                                  Its: General Partner


                                                  By: /s/ G. Bradford Jones
                                                      --------------------------
                                                          G. Bradford Jones
                                                          General Partner



                                              BRENTWOOD V VENTURES, L.P.
                                              a Delaware limited partnership


                                              By: /s/ G. Bradford Jones
                                                  ------------------------------
                                                      G. Bradford Jones
                                                      General Partner


                                              BRENTWOOD ASSOCIATES VII, L.P.
                                              a Delaware limited partnership

                                              By: Brentwood VII Ventures, L.P.
                                                  ------------------------------
                                                  a Delaware limited partnership
                                                  Its: General Partner


                                                  By: /s/ G. Bradford Jones
                                                      --------------------------
                                                          G. Bradford Jones
                                                          General Partner

                                              BRENTWOOD VII VENTURES, L.P.
                                              a Delaware limited partnership


                                              By: /s/ G. Bradford Jones
                                                      G. Bradford Jones
                                                      General Partner


                                                    *
                                              ----------------------------------
                                              Jeffrey D. Brody



                                              ----------------------------------
                                              G. Bradford Jones



                                                    *
                                              ----------------------------------
                                              David W. Chonette



                                                    *
                                              ----------------------------------
                                              Roger C. Davisson



                                                    *
                                              ----------------------------------
                                              Ross A. Jaffe



                                                    *
                                              ----------------------------------
                                              John L. Walecka



                                              /s/ G. Bradford Jones
                                              ----------------------------------
                                              * By: G. Bradford Jones,
                                                attorney in fact



                                      A-2